Exhibit 99.2

SIGNATURE GROUP HOLDINGS, INC. ANNOUNCES THE APPOINTMENT OF

THREE NEW INDEPENDENT DIRECTORS TO THE BOARD OF DIRECTORS AND

THE RESIGNATION OF ONE DIRECTOR

SHERMAN OAKS, CALIFORNIA, – April 22, 2011: Signature Group Holdings, Inc. (the “Company”) (OTC Pink Sheets: “SGGH”) today is announcing that Steven Gidumal, Patrick E. Lamb and Deborah Hicks Midanek have joined the Company’s Board of Directors (the “Board”) as independent directors. Two of the new directors were appointed to fill vacancies on the Board as a result of prior director resignations. Following the formal filing with the Securities and Exchange Commission of the announcement of our appointments, the Company received from Michael Blitzer a letter by e-mail announcing his immediate resignation from the Board.

Craig Noell, President and Chief Executive Officer, commented, “Since exiting bankruptcy proceedings last June, we have made significant progress in our efforts to address the Company’s delinquent SEC periodic reports (which we expect to begin filing with the SEC in the very near future), clean up trailing liabilities, and rebuild the business for future success. As we align our Board with the Company’s future needs, I am very pleased and excited to announce that the Board has taken very positive steps to fill these vacancies with three qualified and highly experienced individuals who should make immediate and positive contributions to the Board as independent directors.”

John Nickoll, Chairman of the Board, commented, “I share Craig Noell’s enthusiasm for these new additions. The experience of the directors elected to fill the Board vacancies will be of immediate and ongoing value to the Company as its focus shifts to implementing the business plan laid out in the Plan of Reorganization.”

Following these new appointments and the recent resignation, the nine member Board will be comprised of seven independent directors without any employment relationship with the Company. Ms. Midanek and Mr. Lamb have been named to serve on the Audit Committee of the Board with such appointments to be effective upon the first filing of the Company’s delinquent annual periodic reports under the Securities Exchange Act of 1934, as amended with the Securities and Exchange Commission.

Background of New Directors

The business experience and background for each of the new directors is set forth below.

Steven Gidumal

Mr. Gidumal has served as the founder, President and Portfolio Manager for Virtus Capital, a firm based in Orlando, Florida, since its launch in 2004. Virtus Capital invests in the securities of companies in distressed and restructuring situations, including a variety of real estate and financial institutions. From 2006 to 2008, Mr. Gidumal he also served as Co-Portfolio Manager of Resurgence Asset Management, a distressed fund based in New York City, which was ranked the # 1 distressed fund in the country by Hedge Fund Research, Inc. (HFRI) during his tenure.

Patrick E. Lamb

Mr. Lamb has served as the Chief Financial Officer for the Los Angeles Clippers of the NBA since July 2007. Mr. Lamb previously had over 20 years of chief financial officer experience in various public and public subsidiary entities, specifically in the financial services arena, including banking, commercial finance, commercial and residential real estate, capital markets and insurance, as well as experience in public accounting. From 2004 to July 2007, Mr. Lamb served as the Senior Vice President, Treasurer, Chief Financial Officer and Chief Accounting Officer of Fremont. Before joining Fremont, Mr. Lamb worked at Ernst & Whitney (now Ernst & Young) in San Francisco, serving primarily in the financial services industries in various audit and consulting engagements.

Deborah Hicks Midanek

Ms. Midanek has served as the President of Solon Group, a business development firm which provides turnaround services and strategic advice to organizations in transition, since 2004. Prior to that time, she held several positions with Glass and Associates, Inc., a turnaround management firm, including President and Chief Operating Officer from 2003 to 2004, and Managing Principal from 2000 to 2003. Prior to 2000, Ms. Midanek held various executive positions with AlixPartners, Inc., Solon Asset Management, L.P., Drexel Burnham Lambert, Inc. and Bankers Trust Company. Ms. Midanek currently serves as a director of HCC Insurance Holdings, Inc. and from 2004 to 2009, she served as a director of Mississippi Phosphates, Inc. where she served as Chairman of its Nomination, Corporate Governance, and Compensation Committee. Over the course of her career, Ms. Midanek has served as a director of 11 other corporations, both public and private, and has served as board chairman as well as chairman and member of audit, compensation, nominating, corporate governance, human resources, special independent, strategic planning, and member of risk committees.

About Signature Group Holdings, Inc.

Signature Group Holdings, Inc. is the successor to Fremont General Corporation, which emerged from bankruptcy proceedings on June 11, 2010. Signature is a financial services company that is working to become a diversified business enterprise that will seek to provide senior secured and junior secured debt financing to middle market companies, acquire other structured debt instruments, make equity investments in middle market companies and acquire specialized assets.

Cautionary Statements

This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of

1995. Such forward-looking statements are based upon current expectations and beliefs of the Company. The Company does not undertake to update or revise forward-looking statements in this news release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws. No stock exchange or regulatory authority has approved or disapproved of the information contained herein.